Exhibit 99.2

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

CONSTAR INTERNATIONAL INC. RECEIVES DELISTING

NOTICE FROM NASDAQ STOCK MARKET

Philadelphia, PA – January 6, 2009 — Constar International Inc. (NASDAQ: CNST) today announced that on December 30, 2008, the Company was given a notice by The NASDAQ Stock Market that in connection with the Company’s filing of Chapter 11 cases that day, and in accordance with Marketplace Rules 4300, 4450(f) and IM-4300, the Nasdaq staff determined that the Company’s common stock will be delisted from The Nasdaq Stock Market. Trading will be suspended at the opening of business on January 8, 2009. The Company does not intend to appeal the Nasdaq staff’s determination and therefore expects that the Company’s common stock will be delisted after completion by Nasdaq of application to the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of any debtor-in- possession credit facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan; (x) the ability of the Company to attract, motivate and/or retain key executives and employees; and (xi) other risks and factors regarding the Company identified from time to time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent filings made prior to, on or after today. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon

Executive Vice President and Chief Financial Officer

(215) 552-3700

Ed Bisno (Investors)

Bisno Communications

(212) 717-7578

Michael Freitag or Andrea Calise (Media)

Kekst and Company

(212) 521-4800